EXHIBIT 10.29

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and between BRILLIAN CORPORATION, a Delaware corporation (the “Company”), and MICHAEL CHAN (“Executive”) is effective as of the Effective Date as defined herein.

RECITALS

     A. The Company is planning to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Syntax Corporation, a California corporation (“Syntax”) as a result of which Syntax would become a wholly owned subsidiary of the Company (the “Merger”).

     B. The Merger Agreement requires that Executive enter into an employment agreement with the Company to take effect on the effective date of the Merger defined in the Merger Agreement (the “Effective Date”).

     C. Following the Merger, the Company will conduct the business conducted by the Company and Syntax prior to the Merger (the “Business”).

     D. The Company maintains its executive offices in Tempe, Arizona but Executive may render a portion of Executive’s services to the Company in California.

     E. The Company desires to employ Executive, and Executive desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement, which on the Effective Date shall replace any existing employment arrangements between the Company or Syntax and Executive.

AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein and the performance of each, it is hereby agreed as follows:

     1. Employment and Duties.

          (a) Employment. The Company hereby employs Executive, and Executive hereby agrees to act, as the Executive VP – LCD Operations of the Company. As such, Executive shall have responsibilities, duties, and authority reasonably accorded to, expected of, and consistent with Executive’s position. Executive hereby accepts this employment upon the terms and conditions herein contained and agrees to devote Executive’s best efforts and, subject to paragraph l(c) hereof, substantially all of Executive’s business time and attention to promote and further the business of the Company. Executive shall provide such services to the Company’s subsidiaries as may be requested from time to time by the Board of Directors without additional compensation.

          (b) Policies. Executive shall faithfully adhere to, execute, and fulfill all lawful policies established by the Company.

          (c) Other Activities. Executive shall not, during the term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit, or other pecuniary advantage if such activity interferes in any material respect with Executive’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from (i) making personal investments in such form or manner as will neither require Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor subject Executive to any conflict of interest with respect to Executive’s duties to the Company; (ii) serving on any civic or charitable boards or committees; (iii) delivering lectures or fulfilling speaking engagements; or (iii) serving, on the boards of directors of public corporations on which Executive currently serves and with the written approval of the Board, as a director of one or more other public corporations, in each case so long as any such new activities do not significantly interfere with the performance of Executive’s responsibilities under this Agreement.

          (d) Place of Performance. Executive shall not be required by the Company or by the performance of Executive’s duties under this Agreement either to relocate Executive’s primary residence or to perform Executive’s principal duties at a work location more than 25 miles from the principal office at which Executive rendered services on July 11, 2005.

     2. Compensation. For all services rendered by Executive, the Company shall compensate Executive as follows:

          (a) Base Salary. Effective on the Effective Date, the base salary payable to Executive shall be $220,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly. On at least an annual basis, the Board or a committee of the Board shall review Executive’s performance and may make changes to such base salary if, in its sole discretion, any such change is warranted. In no event, however, shall Executive’s base salary be reduced to a level below the base salary provided for in this Agreement.

          (b) Bonus or other Incentive Compensation. Executive shall be eligible to receive a bonus or other incentive compensation as may be determined by the Board or a committee of the Board based upon such factors as the Board or such committee, in its sole discretion, may deem relevant, including, without limitation, the performance of Executive and the Company; provided, however, that the Board or a committee of the Board shall establish for each fiscal year of the Company either (i) a bonus program in which Executive shall be entitled to participate, which provides Executive with a reasonable opportunity, based on the past compensation practices of the Company and Executive’s then base salary, to maintain or increase Executive’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Board may determine (the “Targeted Bonus”).

          (c) Executive Perquisites, Benefits, and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

               (i) Insurance Coverage. Payment of all premiums for coverage for Executive and Executive’s dependent family members under all health,

hospitalization, disability, dental, life, and other insurance plans that the Company may have in effect from time to time, with the benefits provided to Executive to be on terms no less favorable than the benefits provided to other Company executive officers but with any generally applicable limitations, such as co-payment provisions.

               (ii) Reimbursement for Expenses. Reimbursement for business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s services under this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement and shall be in a format and manner consistent with the Company’s expense reporting policy.

               (iii) Vacation. Paid vacation in accordance with the applicable policy of the Company as in effect from time to time for senior executives, but in no event shall Executive be entitled to less than two weeks paid vacation per year.

               (iv) Other Executive Perquisites. The Company shall provide Executive with other executive perquisites as may be made available to or deemed appropriate for Executive by the Board or a committee of the Board and participation in all other Company-wide employee benefits as are available to the Company’s executives from time to time, including any plans, programs, or arrangements relating to retirement, deferred compensation, profit sharing, 401(k), and employee stock ownership. Any options granted after the date hereof to Executive to purchase Common Stock of the Company shall provide by their terms that such options shall vest immediately upon, and shall be exercisable for a period of two years after, a termination of employment of Executive by the Company without Good Cause, by Executive with Good Reason, or as a result of a Change in Control.

     3. Non-Competition Agreement.

          (a) Non-Competition. Notwithstanding the provisions of California law, including, without limitation, Bus. & Prof. Code Secs. 16600 et. seq. and 17200 et. sec., the parties agree that, during the period of Executive’s employment by the Company, and for a period equal to the time during or for which severance payments are being made by the Company to Executive in accordance with this Agreement, Executive shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person:

               (i) Other Activities. Engage, as an officer, director, shareholder, owner, principal, partner, lender, joint venturer, employee, independent contractor, consultant, advisor, or sales representative, in any Competitive Business within the Restricted Territory;

               (ii) Solicitation of Employees. Call upon any person who is, at that time, within the Restricted Territory, an employee of the Company or any of its subsidiaries, in a managerial or supervisory capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries;

               (iii) Solicitation of Customers. Call upon any person who is, at that time, or who has been, within one year prior to that time, a customer of the Company or any of its subsidiaries, within the Restricted Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries within the Restricted Territory;

               (iv) Solicitation of Acquisition Candidates. Call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any person, which candidate was, to Executive’s knowledge after due inquiry, either called upon by the Company, or for which the Company made an acquisition analysis, for the purpose of acquiring such candidate.

          (b) Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them:

               (i) Competitive Business shall mean any person that engages in a business the same as, similar to, or in direct competition with the Business;

               (ii) person shall mean any individual, corporation, limited liability company, partnership, firm, or other business of whatever nature;

               (iii) Restricted Territory shall mean any jurisdiction in which the Company or any subsidiary of the Company maintains any facilities, sells any products, or provides any services; and

               (iv) subsidiary shall mean the Company’s consolidated subsidiaries, including corporations, partnerships, limited liability companies, and any other business organization in which the Company holds at least a fifty percent (50%) equity interest.

          (c) Enforcement. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this paragraph 3, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by Executive, by injunctions and restraining orders.

          (d) Reasonable Restraint. In agreeing to the period of non-competition as set forth herein, Executive acknowledges that he has had the opportunity to speak with counsel of his choice in connection with the force and effect of this waiver, and that he is aware that he is waiving rights under California law to contest the imposition of a non-competition agreement. In agreeing to be bound hereby, Executive is accepting the consideration extended to him in exchange for a knowing waiver of his rights, and as full and complete consideration for this waiver, and acknowledges the adequacy of such consideration. Both parties agree that Executive’s agreement to this term constitutes a substantial and material term to the Company, without which the Company would not enter into this Agreement or extend this offer of employment to Executive. Executive agrees that the Company may seek and secure an injunction against Executive in order to enforce the terms hereof in the event that Executive breaches this provision. Executive acknowledges that the scope of the non-competition clause is reasonable in scope and will not preclude him from seeking gainful employment in alternative fields. To the extent that any court of competent jurisdiction determines that the non-competition provisions are unreasonable, it is the intent of the parties to enforce the terms hereof to the full extent held reasonable.

          (e) Other Activities. It is further agreed by the parties that, in the event that Executive shall cease to be employed hereunder and enters into a business or pursues other activities not in competition with the Company (including the Company’s subsidiaries), or similar activities or business in locations, the operation of which, under such circumstances, does not violate this paragraph 3, and in any event such new business, activities, or location are not in violation of this paragraph 3 or of Executive’s obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the Company (including the Company’s subsidiaries) shall thereafter enter the same, similar, or a competitive (i) business, (ii) course of activities, or (iii) location, as applicable.

          (f) Separate Covenants. The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable, and the Agreement shall thereby be reformed.

          (g) Independent Agreement. All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

     4. Term; Termination; Rights on Termination.

          (a) Term. The term of Executive’s employment under this Agreement (the “Term”) shall be from the Effective Date until the date that is two years from the Effective Date.

          (b) Termination. Executive’s employment under this Agreement may be terminated in any one of the followings ways:

               (i) Death of Executive. The employment of Executive shall terminate immediately upon Executive’s death provided that the Company shall, for a period of 12 months following such death, pay to the estate of Executive an amount equal to Executive’s base salary and continue to pay all premiums for coverage for Executive’s dependent family members under all health, hospitalization, disability, dental, life, and other insurance plans that the Company maintained at the time of Executive’s death.

               (ii) Disability of Executive. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from Executive’s full-time duties hereunder for six consecutive months, then 30 days after giving written notice to Executive (which notice may occur before or after the end of such six month-period, but which shall not be effective earlier than the last day of such six month-period), the Company may terminate Executive’s employment provided Executive is unable to resume Executive’s full-time duties at the conclusion of such notice period. Also, Executive may terminate Executive’s employment if Executive’s health should become impaired to an extent that makes the continued performance of Executive’s duties hereunder hazardous to Executive’s physical or mental health or Executive’s life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within 10 days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive’s doctor and such doctor shall have concurred in the conclusion of Executive’s doctor. In the event Executive’s employment under this Agreement is terminated as a result of Executive’s disability, Executive shall receive from the Company, in a lump-sum payment due within 10 days of the effective date of such termination, an amount equal to the base salary payable to Executive pursuant to paragraph 2(a) of this Agreement, for the lesser of the time period then remaining under the Term or one year. The disability benefits provided for in this Agreement are independent of any disability insurance benefits that Executive receives.

               (iii) Termination by the Company for Good Cause. The Company may terminate Executive’s employment upon 10 days prior written notice to Executive for “Good Cause,” which shall mean any one or more of the following: (A) Executive’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (B) Executive’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (C) a confirmed positive illegal drug test result. In the event of a termination by the Company for Good Cause, Executive shall have no right to any severance compensation.

               (iv) Termination by the Company Without Good Cause or by Executive with Good Reason. The Company may terminate Executive’s employment without Good Cause during the Term hereof upon the approval of a majority of the members of the Board, excluding Executive if Executive is a member of the Board. Executive may terminate Executive’s employment under this Agreement for Good Reason upon 10 days prior notice to the Company.

                    (A) Result of Termination by the Company without Good Cause or by Executive with Good Reason. Should the Company terminate Executive’s employment without Good Cause or should Executive terminate Executive’s employment with Good Reason during the Term, the Company shall pay to Executive for two years after such termination, on such dates as would otherwise be paid by the Company, a pro rata amount based on the base salary payable to Executive pursuant to paragraph 2(a) of this Agreement. Further, if the Company terminates Executive’s employment without Good Cause or Executive terminates Executive’s employment with Good Reason, (1) the Company shall continue the insurance coverage as specified in paragraph 2(c)(i) or provide comparable coverage by way of making the family medical insurance premium payments contemplated by COBRA or otherwise, in any case for a period of two years after such termination; (2) the Company shall maintain life insurance coverage, comparable to that provided immediately prior to termination, for a period of two years thereafter with the beneficiary designated by Executive; and (3) Executive shall be entitled to receive all other accrued but unpaid benefits relating to vacations and other executive perquisites as provided in paragraph 2(c)(iv) through Executive’s last day of employment.

                    (B) Definition of Good Reason. Executive shall have “Good Reason” to terminate Executive’s employment upon the occurrence of any of the following events without Executive’s prior written approval: (1) Executive is demoted by means of a reduction in authority, responsibilities, or duties as provided herein; (2) Executive’s annual base salary for a fiscal year as determined pursuant to paragraph 2 is reduced to a level that is less than the base salary paid to Executive during the prior fiscal year under this Agreement; (3) a change is made in Executive’s bonus (including a reduction in any Targeted Bonus to a level that is less than the Targeted Bonus for Executive during the prior fiscal year under this Agreement) other than as contemplated by paragraph 2(b); (4) the Company breaches a material provision of this Agreement, including paragraph 1(d); or (5) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company or its principal business activities.

               (v) Resignation by Executive Without Good Reason. Executive may, without cause, and without Good Reason terminate Executive’s own employment under this Agreement, effective 30 days after written notice is provided to the Company or such earlier time as any such resignation may be accepted by the Company. If Executive resigns or otherwise terminates Executive’s employment without Good Reason, Executive shall receive no severance compensation.

               (vi) Change in Control of the Company.

                    (A) Possibility of Change in Control. Executive understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term, then the provisions of this paragraph 4(b)(vi) shall be applicable.

                    (B) Termination by Executive. Subject to the exceptions set forth in paragraph 4(b)(vi)(E), if any Change of Control is initiated during Executive’s employment hereunder, Executive may, at Executive’s sole discretion, elect to terminate Executive’s employment under this Agreement by providing written notice to the Company at least five business days at any time prior to or within 12 months after the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(b)(iv) hereof will apply as though the Company had terminated Executive’s employment without Good Cause during the Term and all executive perquisites shall continue for a period of 12 months; however, under such circumstances, the amount of the severance payments due to Executive shall be paid in a lump sum and the non-competition provisions of paragraph 3 hereof shall all apply for a period of 12 months from the effective date of termination.

                    (C) Effective Date of Change in Control. For purposes of applying paragraph 4 hereof under the circumstances described in 4(b)(vi)(B) above, the effective date of Change in Control will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements, and lump-sum payments due Executive must be paid in full by the Company promptly following Executive’s election to terminate Executive’s employment following such Change in Control.

                    (D) Definition of Change in Control. A “Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes; provided further that, without limitation, a Change in Control shall be deemed to have occurred if and when:

                         (1) Turnover of Board. The following individuals no longer constitute a majority of the members of the Board: (A) the individuals who, as of the date of this Agreement, constitute the Board (the “Current Directors”); (B) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (C) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

                         (2) Tender Offer. A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding voting securities;

                         (3) Merger or Consolidation. The stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

                         (4) Liquidation or Sale of Assets. The stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or

                         (5) Stockholdings. Any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that act), directly or indirectly of more than 30% of the total voting power represented by the Company’s then outstanding voting Securities.

                    (E) Exceptions from Change in Control. A Change in Control shall not be considered to have taken place for purposes of this paragraph 4 in the event that both (1) the Change in Control shall have been specifically approved by all of the Current and Additional Directors (as defined above) and (2) the provisions of this Agreement remain in full force and effect as to Executive.

                    (F) Excess Parachute Payments. In the event that a Change in Control occurs and the aggregate amount of any payments made to Executive hereunder, or pursuant to any plan, program, or policy of the Company in connection with, on account of, or as a result of, such Change in Control constitutes “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the excise tax imposed by Section 4999 of the Code, or any successor sections thereof, Executive shall receive from the Company, in addition to any other amounts payable under this Agreement, a lump sum payment equal to the amount of (i) such excise tax, and (ii) the federal and state income taxes payable by the Executive with respect to any payments made to Executive under this subparagraph (F). Such amount will be due and payable by the Company or its successor within 10 days after Executive delivers a written request for reimbursement accompanied by a copy of Executive’s tax return(s) showing the excise tax actually incurred by Executive.

                    (G) Notification. Executive shall be notified in writing by the Company at any time that the Company anticipates that a Change in Control may take place.

          (c) Payments to Termination Date. Upon termination of Executive’s employment under this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company’s obligations under paragraph 8 (relating to indemnification of Executive) and Executive’s obligations under paragraph 3 (relating to non-competition and non-solicitation, as applicable), paragraph 5 (relating to return of Company property), paragraph 6 (relating to inventions), paragraph 7 (relating to trade secrets), and paragraph 9 (relating to prior agreements) shall survive such termination in accordance with their terms.

          (d) Failure to Pay Executive. If termination of Executive’s employment arises out of the Company’s failure to pay Executive on a timely basis the amounts to which Executive is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 14, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce Executive’s rights hereunder. Further, none of the provisions of paragraph 3 (relating to non-competition) shall apply in the event Executive’s employment under this Agreement is terminated as a result of a breach by the Company.

          (e) Mitigation. The Company and Executive have mutually agreed that it would be appropriate to mitigate the costs to the Company of any severance arrangements (other than relating to salary or bonus) if Executive accepts other employment, the Company secures insurance or other coverage at its cost, or Executive can obtain coverage under any governmental program without expense to Executive, subject in each case to providing comparable benefits to Executive with no out-of-pocket cost to him. As a result, all medical, disability, and other similar benefits payable to Executive following the termination of Executive’s employment under this Agreement shall be reduced on a dollar-for-dollar basis by (i) any medical, disability, and other similar benefits received by or which may reasonably be receivable by Executive from any subsequent employer, (ii) any governmental benefits available to Executive upon premium payments made or reimbursed by the Company to or on behalf of Executive, or (iii) any insurance, annuity, or comparable payments or coverage furnished by the Company at no cost to Executive as an alternative to the benefits provided by this Agreement.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, and other property delivered to or compiled by Executive by or on behalf of the Company (or its subsidiaries) or its representatives, vendors, or customers that pertain to the business of the Company (or its subsidiaries) shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials, and other similar data pertaining to the business, activities, or future plans of the Company (or its subsidiaries) that is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

     6. Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company (or its subsidiaries), and which Executive conceives as a result of Executive’s employment by the Company. Executive hereby assigns and agrees to assign all Executive’s interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

     7. Trade Secrets. Executive agrees that Executive will not, during or after the period of employment under this Agreement, disclose the specific terms of the Company’s relationships or agreements with its respective significant vendors or customers, or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation, or business for any reason or purpose whatsoever.

     8. Indemnification. In the event Executive is made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys’ fees of such separate counsel. Further, while Executive is expected at all times to use Executive’s best efforts to faithfully discharge Executive’s duties under this Agreement, Executive cannot be held liable to the Company for errors or omissions made in good faith if Executive has not exhibited gross, willful, and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company. Notwithstanding this paragraph 8, the provision of any written indemnification agreement applicable to the directors and officers of the Company to which Executive shall be a party shall apply rather than this paragraph 8 to the extent inconsistent with this paragraph 8.

     9. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition, invention, or secrecy agreement between Executive and such third party that was in existence as of the date of this Agreement.

     10. Assignment; Binding Effect. Executive understands that Executive is being employed by the Company on the basis of Executive’s personal qualifications, experience, and skills. Executive agrees, therefore, Executive cannot assign all or any portion of Executive’s performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 11 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

     11. Complete Agreement. This Agreement is not a promise of future employment. Except as specifically provided herein, Executive has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

     12. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	1600 N. Desert Drive
Tempe, Arizona 85251
Attention: Corporate Secretary

To Executive:	To the residence address of Executive as shown in the records of the Company

     Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 12.

     13. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     14. No Participation in Severance Plans. Except as contemplated by this Agreement, Executive acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Executive pursuant to the terms of any severance pay arrangement of the Company or any affiliate thereof, or any other similar arrangement of the Company or any affiliates thereof providing for benefits upon involuntary termination of employment.

     15. Governing Law. This Agreement shall in all respects be construed according to the laws of the state of California, notwithstanding the conflict of laws provisions of such state.

     16. Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. This Agreement may be executed by facsimile, PDF, or other electronic means.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRILLIAN CORPORATION

By:	/s/ Vincent F. Sollitto Jr.

Title	President & CEO

Name:	Vincent F. Sollitto Jr.

Its:	President & CEO

EXECUTIVE:

/s/ Michael Chan

Michael Chan

13